EXHIBIT 10.1

EXECUTION VERSION

JOINT VENTURE AND INVESTMENT MANAGEMENT AGREEMENT

by and among

THIRD POINT REINSURANCE COMPANY LTD.,

THIRD POINT REINSURANCE LTD.,

THIRD POINT LLC

and

THIRD POINT ADVISORS LLC

DATED AS OF DECEMBER 22, 2011

i

Exhibit A	Investment Guidelines
Exhibit B	Initial Capital Contributions
Exhibit C	Power of Attorney
Exhibit D	Reporting

ii

THIS JOINT VENTURE AND INVESTMENT MANAGEMENT AGREEMENT (as amended from time to time, the “Agreement”) is made as of this 22nd day of December, 2011 by and among Third Point Reinsurance Company Ltd., a Bermuda Class 4 insurance company (“TP Re”), Third Point Reinsurance Ltd., a Bermuda corporation and the direct parent of TP Re (“Holdco”), Third Point Advisors LLC, a Delaware limited liability company (“TP GP”), and Third Point LLC, a Delaware limited liability company (“Third Point” and together with TP Re, TP GP and Holdco, the “Parties”);

RECITALS

WHEREAS, TP Re, Holdco, TP GP and Third Point have agreed to enter into this Agreement for the purpose of creating a joint venture solely with respect to the management of certain investable assets and to share in the profits and losses therefrom as provided in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

Article I

Definitions

For purposes of this Agreement:

“A.M. Best” means A.M. Best & Company.

“Administrator” means International Fund Services (Ireland), Ltd., or a replacement administrator determined by Third Point, subject (in the case of any such replacement) to the consent of each Lead Investor (which consent shall not be unreasonably withheld).

“Affiliate” means with respect to any Person, a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For these purposes, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement Among Members” means the Agreement Among Members entered into on the date hereof between Holdco and the members party thereto.

“Assets” has the meaning set forth in Section 2.2.

“Board” means TP Re’s board of directors unless applicable Law, regulation or securities exchange upon which TP Re’s or Holdco’s common shares are listed requires action to be taken by a committee of the Board composed of independent directors, in which case such committee shall consist of all members of TP Re’s board of directors that are not expressly prohibited by applicable Law, regulation or securities exchange from participating in the action to be taken by such committee.

“Business Day” means (i) for purposes of Section 8.2(a) and Section 6.2(a), any day on which banks are open for business in New York, New York and (ii) for all other purposes under this Agreement, any day on which banks are open for business in New York, New York and Hamilton, Bermuda.

“Capital Account” means with respect to each Participant an account established and maintained on behalf of such Participant in accordance with Section 3.3.

“Cause Event” means (i) a material violation by Third Point of applicable Law relating to Third Point’s advisory business, (ii) Third Point’s fraud, gross negligence, willful misconduct or reckless disregard of any of its obligations under this Agreement, (iii) a material breach by Third Point of the Guidelines, which breach is not cured within 15 days of written notice thereof from TP Re, (iv) Third Point or any Key Personnel settles, or is convicted of, or enters a plea of guilty or nolo contendere to, (a) in the case of Daniel S. Loeb, a felony or a crime involving moral turpitude and (b) in the case of Third Point or any of the other Key Personnel, a felony or a crime relating to or adversely affecting the asset management business of Third Point, (v) Third Point or any Key Personnel commits any act of fraud, material misappropriation, material dishonesty, embezzlement, or similar conduct against or involving TP Re or any of the Assets or the Joint Venture; or (vi) Third Point or any Key Personnel is the subject of a formal administrative or other legal proceeding before the Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, FINRA, or any other U.S. or non-U.S. regulatory or self-regulatory organization, which proceeding a majority of the Disinterested Board Members believes, in their reasonable business judgment, is likely to be resolved against Third Point or such Key Personnel and, as a result, will likely have a material adverse effect on TP Re or any of its Assets or the Joint Venture.

“Change of Control” means, with respect to TP Re, the occurrence of any of the following: (i) any Person or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes following the date hereof the beneficial owner, in a single transaction or in a related series of transactions following the date hereof, of 90% of the voting shares of TP Re or any of its direct or indirect parent companies holding directly or indirectly 90% of the total voting power of TP Re or (ii) TP Re or Holdco consolidates with or merges with or into any Person, or any corporation consolidates with or merges into or with TP Re or Holdco, in any such event pursuant to a transaction in which TP Re or Holdco, as the case may be, is not the surviving entity.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and as hereafter amended, or any successor Law.

“Commencement Date” means the first date on or as of which a Participant makes a Capital Contribution to the Joint Venture pursuant to this Agreement. The Commencement Date with respect to each of TP Re and TP GP is December 22, 2011.

“Commissions” has the meaning given to such term in Section 4.2(c).

“Covered Person” means Third Point and its members, affiliates, managers, directors, officers and employees.

“Disability” means a physical or mental impairment that renders a person unable to perform the essential functions of such person’s position even with reasonable accommodation, and which has lasted at least 180 consecutive days. A physician selected by a majority of the Disinterested Board Members shall make the determination of the existence of a Disability.

“Disabling Conduct” means, with respect to any Person, such Peron’s fraud, willful misconduct, gross negligence or a material breach of this Agreement as finally determined by a court of competent jurisdiction.

“Disinterested Board Members” means the members of the Board other than Daniel S. Loeb and any member of the Board who was appointed, designated or employed by Third Point or any of its Affiliates.

“Diversification Requirement” has the meaning set forth in Section 6.2(a)(iv).

“Effective Date” means December 22, 2011.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Exit Transaction” means with respect to TP Re, a Change of Control of TP Re or the dissolution, winding down or liquidation of TP Re.

“Expenses” has the meaning given to such term in Section 4.2.

“Final Determination” means (1) with respect to U.S. federal income taxes, a “determination” (as defined in Section 1313(a) of the Code) or the execution of a settlement agreement with the Internal Revenue Service (pursuant to Form 870-AD or otherwise) and (2) with respect to taxes other than U.S. federal income taxes, any judicial or administrative determination or settlement that is substantially similar to a Final Determination described in clause (1).

“FINRA” means the Financial Industry Regulatory Authority (formerly known as the National Association of Securities Dealers, Inc.)

“FINRA Rule 5130” means Rule 5130 promulgated by FINRA.

“FINRA Rule 5131” means Rule 5131 promulgated by FINRA.

“Fiscal Period” means each period that starts on the Commencement Date (in the case of the initial Fiscal Period) and thereafter on the first day immediately following the last day of the preceding Fiscal Period, and that ends on the earliest of the following dates:

(1)	the last day of the calendar month in which such Fiscal Period commenced; or

(2)	any date as of which any withdrawal or distribution of capital is made by or to any Participant or as of which this Agreement provides for any amount to be credited to or debited against the Capital Account of any Participant, other than a withdrawal or distribution by or to, or an allocation to the Capital Accounts of, all Participants that does not result in any change of any Participant’s Percentage; or

(3)	the date that immediately precedes any day as of which a contribution to capital is made pursuant to this Agreement, other than a capital contribution that does not result in any change of any Participant’s Percentage.

“Fiscal Year” means the period commencing on January 1 of each year and ending on December 31 of such year.

“Founders Agreement” means the founders agreement date the date hereof among TP Re, KEP TP Bermuda Ltd., KIA TP Bermuda Ltd., Pine Brook LVR, L.P., P RE Opportunities Ltd. and Dowling Capital Partners I, L.P.

“Founders Payment” has the meaning given to such term in the Founders Agreement.

“Governmental Authority” means (1) any domestic or foreign nation or government, (2) any state or other political subdivision of any such nation or government, and/or (3) any entity exercising executive, legislative, judicial, regulatory, and/or administrative functions of or pertaining to government, including any self-regulatory authority (such as a stock or option exchange or securities self-regulatory organization), governmental authority, agency, commission, department, board, or instrumentality, and any court or administrative tribunal, in any case, having jurisdiction over the affected Person or the subject matter at issue.

“Guidelines” has the meaning set forth in Section 4.1(i).

“Holdco” has the meaning set forth in the preamble hereto.

“Indemnified Expenses” means all reasonable out-of-pocket attorneys’ fees and expenses, retainers, court, arbitration and mediation costs, transcript costs, fees of experts, bonds, witness fees, costs of collecting and producing documents, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements, costs or expenses of the types reasonably and customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, appealing or otherwise participating in a proceeding.

“Information Rights” has the meaning set forth in Section 8.6.

“Initial Public Offering” means the first registered public offering of any class of common shares of Holdco under the United States securities laws or any amalgamation, scheme of arrangement or consolidation as a result of which the members of Holdco receive, as the consideration in such amalgamation, scheme of arrangement or consolidation, equity securities of a class that (i) has been registered as part of a public offering under the United States securities laws and (ii) is publicly traded on a national securities exchange.

“Interest” means all of the rights, obligations and interest(s) (in their entirety) of a Participant in the Joint Venture at the relevant time, including the right of such Participant to any and all benefits to which a Participant may be entitled as provided in this Agreement and the obligations of such Participant to comply with all the terms and provisions of this Agreement.

“Intra-Month Valuation Date” has the meaning set forth in Section 8.2(a).

“Investment Committee” has the meaning set forth in the bye-laws of TP Re.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Joint Venture” has the meaning set forth in Section 2.1(c).

“Key Man Event” means (i) the death, Disability or retirement of Daniel S. Loeb, or (ii) the occurrence of any other circumstance in which Daniel S. Loeb is no longer (a) directing the investment program of Third Point or (b) actively involved in the day-to-day management of Third Point.

“Key Personnel” means Daniel S. Loeb and any other member of Third Point LLC (or, if any such members are not individuals, the individuals that are the ultimate beneficial owners of such members).

“Law” means any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, treaty, and/or decree of any applicable Governmental Authority.

“Lead Investors” means KEP TP Holdings, L.P., KIA TP Holdings, L.P. and Pine Brook LVR, L.P.

“Lesser Investor” has the meaning set forth in Section 8.6.

“Letter Agreements” means (i) the letter agreement dated July 19, 2011 among Third Point LLC, Kelso, Pine Brook, Harp and DCP, (ii) the letter agreement dated the date hereof among Third Point, Daniel S. Loeb, Kelso & Company, L.P., Pine Brook Road Partners, LLC and Dowling Capital Partners I, L.P., (iii) the letter agreement dated the date hereof among Third Point LLC, Holdco, Third Point Advisor LLC, Kelso Investment Associates VIII, L.P., KEP VI, LLC and Pine Brook LVR, L.P. and (iv) letter agreement dated on or about the date hereof among Kelso & Company, L.P., Pine Brook Road Associates, LP, Third Point and John Berger.

“Losses” means all liabilities, obligations, losses, damages, penalties, claims, counterclaims, demands, actions, suits, judgments, and/or settlements of any kind, whether absolute, accrued, contingent, or otherwise, whether known or unknown, whether due or to become due, whether arising in common law or equity, whether created by Law, and whether or not resulting from third-party claims, including interest and penalties and reasonable out-of-pocket expenses, and reasonable fees and expenses for attorneys, accountants, consultants, and experts incurred in connection with any of the foregoing.

“Loss Recovery Account” means an account to be recorded by Third Point in the books and records of the Joint Venture with respect to each Participant that has an initial balance of zero and, thereafter, is adjusted as follows:

(i) as of the first day after the close of each Fiscal Year, the balance of the Loss Recovery Account of such Participant will be adjusted as follows: (a) if there is a Net Loss for such Fiscal Year with respect to such Participant (excluding the effect of any Net Loss or Net Profit allocated to such Participant during such Fiscal Year in respect of the withdrawn portion of such Participant’s Interest for withdrawals made other than at the end of the Fiscal Year), the Loss Recovery Account of such Participant shall be increased by an amount equal to such Net Loss, and (b) if there is a Net Profit for such Fiscal Year with respect to such Participant (excluding the effect of any Net Loss or Net Profit allocated to such Participant during such Fiscal Year in respect of the withdrawn portion of such Participant’s Interest for withdrawals made other than at the end of the Fiscal Year), the Loss Recovery Account of such Participant shall be reduced (but not below zero) by an amount equal to such Net Profit; and

(ii) the Loss Recovery Account of such Participant shall, upon a net withdrawal by such Participant of any portion of its Interest during a calendar month (i.e., taking into account aggregate withdrawals and contributions during such calendar month), be reduced (but not below zero) as of the last day of such calendar month by an amount equal to the product of (1) the balance in such Participant’s Loss Recovery Account immediately prior to accounting for such net withdrawal and (2) a fraction, the numerator of which is the net amount of capital so withdrawn during such calendar month and the denominator of which is the Capital Account balance net of accrued Performance Allocation of such Participant as of the beginning of such calendar month.

“Managed Account” means any assets managed by Third Point or any of its Affiliates (including in the Third Point Funds but excluding assets managed through the Joint Venture), whether for its own account or for the account of any third party, that are invested or available for investment in investment or trading activities.

“Net Assets” means the total value, as determined by Third Point in accordance with Section 8.2, of the Assets (including net unrealized appreciation or depreciation of the Assets and accrued interest and dividends receivable net of any withholding taxes, and other accrued assets), less an amount equal to all accrued debts, liabilities and obligations chargeable against such Assets in accordance with this Agreement (including any reserves for contingencies accrued pursuant to Section 3.7). Except as otherwise expressly provided herein, (i) Net Assets will be determined in a manner consistent with U.S. GAAP and (ii) Net Assets as of the first day of any Fiscal Period shall be determined on the basis of the valuation of Assets conducted as of the close of the immediately preceding Fiscal Period but after giving effect to any capital contributions made by any Participant subsequent to the last day of such immediately preceding Fiscal Period and Net Assets as of the last day of any Fiscal Period shall be determined before giving effect to any of the following amounts payable by the Joint Venture which are effective as of the date on which such determination is made:

(1)	any withdrawals or distributions payable to any Participant that are effective as of the date on which such determination is made; and

(2)	accrued Performance Allocation as of the date on which such determination is made.

“Net Profit (Loss)” means, with respect to a Participant for a Fiscal Period, the difference between (a) the portion of the Net Assets allocable to such Participant’s Interest as of the last day of such Fiscal Period and (b) the portion of the Net Assets allocable to such Participant’s Interest as of the commencement of such Fiscal Period (or, for the first Fiscal Period, the initial capital contribution made by such Participant), with (i) such difference to be Net Profit where it is a positive number and (ii) such difference to be Net Loss where it is a negative number. For any Fiscal Year (or for the relevant Fiscal Periods in the case of a withdrawal by a Participant of all or a portion of its Capital Account balance), Net Profit (Loss) means, with respect to any Participant, the aggregate Net Profit for all Fiscal Periods included in such Fiscal Year (or such relevant Fiscal Periods) less the aggregate Net Loss for all Fiscal Periods included in such Fiscal Year (or such relevant Fiscal Periods) (computed in each case as described above). In determining the amount of Net Profit (Loss), appropriate adjustments to account for intra-period in-flows/outflows shall be made to exclude the effect of any capital contribution, distribution or withdrawal during the relevant period.

“New Issue” has the meaning assigned to such term in Section 3.5 hereof.

“Participant” means any Person that is or becomes a party to this Agreement (other than Third Point and, except as provided in Section 4.1(g), Holdco), until the entire Interest of such Person has been withdrawn pursuant to Section 6.2 or a substitute Participant or Participants are admitted with respect to such Person’s entire Interest, or this Agreement is terminated pursuant to Section 7.1 and the Assets distributed or liquidated pursuant to Section 7.2.

“Percentage” means a percentage established for each Participant as of the first day of each Fiscal Period determined by dividing the amount of the Participant’s Capital Account as of the beginning of such Fiscal Period by the aggregate Capital Accounts of all Participants as of the beginning of such Fiscal Period. The sum of the Percentages of all Participants for each Fiscal Period must equal 100%.

“Performance Allocation” means with respect to each Participant other than TP GP and for each Fiscal Year, an amount equal to 20% of (a) such Participant’s Net Profit for such Fiscal Year less (b) such Participant’s Loss Recovery Account balance for such Fiscal Year.

“Person” means any individual, partnership, corporation, limited liability company, trust, or other entity.

“Qualified IPO” has the meaning set forth in the Agreement Among Members.

“Registration Rights Agreement” means the registration rights agreement dated the date hereof among Holdco and the other parties thereto.

“Regulations” means the regulations issued under the Code or any successor Law.

“Representatives” has the meaning set forth in Section 8.7(c).

“Restricted Capital Accounts” has the meaning assigned to such term in Section 3.5.

“Securities” has the meaning set forth in Section 4.1(b).

“Structuring Agreement” means the structuring agreement entered into on or about the date hereof between Third Point, KIA VIII (International), L.P., KEP VI (Cayman), L.P., KEP TP Holdings, L.P., KIA TP Holdings, L.P., Pine Brook LVR, L.P., P RE Opportunities Ltd. and Dowling Capital Partners I, L.P.

“Subscription Agreements” means the subscription agreements dated on or prior to the date hereof among the Holdco and each member of Holdco.

“Tax Proceeding” has the meaning set forth in Section 3.12.

“Tax Treatment” has the meaning set forth in Section 3.12.

“Third Point” has the meaning set forth in the preamble hereto.

“Third Point Funds” has the meaning set forth in Exhibit A.

“Third Point Share Payment” means, with respect to each Participant other than TP GP, an amount per month equal to (i) 0.1667% (an annual rate of 2.0%)

of the Capital Account of such Participant (calculated before accounting for any accrual of the Performance Allocation) minus (ii) all Founders Payments paid for such month pursuant to the Founders Agreement, in each case, prorated for intra-month withdrawals or contributions, if any.

“TP Loan” means Third Point Loan LLC, a Delaware limited liability company.

“TP Re” has the meaning set forth in the preamble hereto.

“Trademark License Agreements” means the trademark license agreements entered into on the date hereof between Third Point and each of Holdco and TP Re.

“Transaction Documents” means this Agreement, the Agreement Among Members, the Subscription Agreements, the Registration Rights Agreement, the Letter Agreements, the Trademark License Agreement, the Warrants, the Warrant Subscription Agreements, the Founders Agreement and the Structuring Agreement.

“Transfer” means any sale, exchange, transfer, assignment or other disposition by a Participant of his Interest to another Person, whether voluntary or involuntary, including a transfer by operation of Law. Notwithstanding the foregoing, a pledge or lien by a Participant of any or all of its Interest made in accordance with, and permitted by, this Agreement and the Agreement Among Members shall not be deemed to be a Transfer.

“U.S. GAAP” means the United States generally accepted accounting principles, consistently applied.

“Warrants” means the warrants issued by Holdco on the date hereof to each of KEP TP Holdings, L.P., KIA TP Holdings, L.P., Pine Brook LVR, L.P., Dowling Capital Partners I, L.P., P RE Opportunities Ltd. and Aon Corporation.

“Warrant Subscription Agreements” means the warrant subscription agreements entered into on the date hereof between Holdco and each warrant holder.

Article II

Organization

Section 2.1 Purpose of Agreement

(a) The parties hereto hereby agree to form a joint venture to jointly own and manage certain assets and to share in net profits and net losses generated by these assets as more particularly provided herein.

(b) Each of the Participants hereby agrees, subject to the terms and conditions set forth in this Agreement, to reasonably cooperate to carry out the intent of this Agreement and to effectuate, implement and continue the valid and subsisting existence of the relationship created hereby.

(c) The Parties hereto acknowledge that they intend that the joint venture created by this Agreement be taxed as a partnership and not as an association taxable as a corporation for United States federal income tax purposes and references herein to the “Joint Venture” are references to such joint venture and tax partnership. No election may be made by a Participant to treat the relationship created by this Agreement as other than a partnership for United States federal income tax purposes.

Section 2.2 Assets

From and after the Effective Date, the Participants acknowledge and agree that (i) the assets of the Joint Venture (the “Assets”) will be held together in a single account at the Brokers in the name of TP Re or Holdco, as appropriate, (ii) all of the Assets shall be held in trust for the benefit of all Participants in accordance with the terms of this Agreement and (iii) except as otherwise permitted or required by the terms of this Agreement, each Participant will be entitled to a pro rata share of the combined pool of Assets on the basis of its Percentage. Third Point will select one or more custodians for the Assets and will promptly notify each Participant in writing following the selection or change of custodians hereunder.

Section 2.3 Term of Agreement

The term of this Agreement commences on the Commencement Date and continues, unless earlier terminated pursuant to Section 7.1 hereof, until the fifth (5th) anniversary of the date hereof; provided, however, that this Agreement shall automatically continue for additional successive three-year terms unless any Party notifies the other Participants in writing at least six months prior to the end of the then current term that it wishes to terminate this Agreement at the end of such term.

Section 2.4 Objectives

The object and purpose of and the nature of the business to be conducted pursuant to this Agreement is investing, acquiring, holding, voting, disposing and otherwise dealing with the Securities consistent with the terms of this Agreement (including, without limitation, the applicable Guidelines) and engaging in any and all activities necessary or incidental to the foregoing.

Section 2.5 Liability of Participants

In no event will any Participant (or former Participant) be obligated to make any capital contribution in addition to its agreed capital contributions (or other payments provided for herein) or have any liability for the repayment or discharge of debts and obligations of the Joint Venture except to the extent provided herein or as required by Law.

Article III

Capital

Section 3.1 Contributions to Capital

(a) As of the Effective Date of this Agreement, TP GP and TP Re simultaneously will make or will have made an initial contribution to the Joint Venture in an amount equal to the amount set forth opposite such Participant’s name on Exhibit B. Following such contribution, each Participant as of the Effective Date shall have a Capital Account balance equal to the amount set forth opposite such Participant’s name on Exhibit B.

(b) Each Participant, as applicable, shall make additional capital contributions in accordance with Section 3.6(b). In addition, TP GP will make additional capital contributions in accordance with Section 3.1(c) and TP Re (and other entities that may become Participants as contemplated by Section 4.1(g)) will make additional capital contributions in accordance with Section 4.1(f). Furthermore, any Participant may elect to make additional capital contributions to the Joint Venture on the first Business Day following any Intra-Month Valuation Date.

(c) In the event that TP GP’s Percentage falls below 0.2%, it shall promptly (and in any event within five (5) Business Days of such occurrence) make an additional capital contribution necessary to increase its Percentage to at least 0.2%.

(d) No Participant will be required to make any other additional capital contributions except as otherwise specifically provided in this Agreement.

Section 3.2 Rights of Participants in Capital

(a) No Participant is entitled to interest on any contributions made pursuant to this Agreement.

(b) No Participant has the right to the return of any contribution made pursuant to this Agreement except (i) upon a withdrawal by a Participant pursuant to Section 6.2 or (ii) upon the termination of this Agreement pursuant to Section 7.1. The entitlement to any such return at such time is limited to the value of the Capital Account of such Participant.

Section 3.3 Capital Accounts.

(a) Each Participant shall have a separate Capital Account relating to its Interest.

(b) Each Participant’s Capital Account shall be increased from time to time by the amount of cash and the net value, as determined in accordance with Section 8.2 hereof, of any assets constituting contributions by such Participant and decreased by the amount of cash and the net value of any assets withdrawn by and distributed to such Participant.

(c) Each Participant’s Capital Account shall be adjusted in the manner specified in the remaining provisions of this Article III.

Section 3.4 Allocation of Net Profits and Net Losses

(a) Subject to the provisions of this Section 3.4, Section 3.5, and Section 3.8, any Net Profit or Net Loss for any Fiscal Period shall be allocated as of the close of such Fiscal Period to the Capital Account of each Participant in proportion to its respective Percentage as of the beginning of such Fiscal Period.

(b) Notwithstanding Section 3.4(a), items of income, gains, losses, deduction, credit and expenses that relate to investments in New Issues shall be allocated pursuant to Section 3.5.

Section 3.5 Allocations Relating to New Issues. Pursuant to FINRA Rule 5130 and 5131, the Joint Venture may only acquire certain publicly-offered securities (“New Issues”) if the Capital Accounts of Participants connected with the securities industry (“Restricted Capital Accounts”) are restricted from sharing a beneficial interest in such New Issues in accordance with the provisions of FINRA Rule 5130 and 5131. Notwithstanding the provisions of Section 3.4 above, to enable investment in New Issues on behalf of the Joint Venture, Third Point shall not allocate any items of income, gain, loss, deduction and credit that relate to investments in New Issues to Restricted Capital

Accounts except to the extent permitted by FINRA Rule 5130 and 5131 and shall instead allocate such items among the other Capital Accounts of Participants on a pro rata basis. To the extent that FINRA Rule 5130 and 5131 permits certain persons with Restricted Capital Accounts to participate in New Issues, Third Point will allocate such New Issue among such Restricted Capital Accounts on a pro rata basis. Third Point may specially allocate a carrying charge to compensate Participants with Restricted Capital Accounts to the extent such Restricted Capital Accounts do not participate in investments in New Issues for the use of capital to purchase or carry such positions. To the extent consistent with FINRA Rule 5130 and 5131, as amended from time to time, Third Point shall determine when all Capital Accounts may participate in items of income, gain, loss, deduction and credit that relate to investments in any New Issue. Third Point shall value any New Issue at such time at the then-current price of the security in the secondary market. The Parties acknowledge that (a) TP Re will be deemed to be a Restricted Capital Account for purposes of the foregoing until such time as an Initial Public Offering has been consummated and (b) the Joint Venture will not acquire New Issues until such time as an Initial Public Offering has been consummated.

Section 3.6 Allocation of Third Point Share Payment, Withholding Taxes and Certain Other Expenditures

(a) As of the first day of each month, the Third Point Share Payment for such month (together with any amount of the Third Point Share Payment previously accrued and not yet paid) shall be paid in cash to Third Point out of the Assets. All applicable Third Point Share Payments accrue from the beginning of each month (or from the Commencement Date in the case of the first month or partial month following an initial capital contribution by a Participant) with respect to each Participant (other than TP GP), based on the Capital Account balance of each such Participant (other than TP GP) as of the beginning of such month (or on the Commencement Date with respect to such Participant (other than TP GP) in the case of any such first month or partial month following an initial capital contribution). For the avoidance of doubt, Third Point will refund the unearned portion of the Third Point Share Payment if a withdrawal is made prior to the end of the month. All payments of the Third Point Share Payment to Third Point under this Agreement shall be made without any reduction, deduction or withholding for or on account of any tax (including without limitation, any value added tax), unless required by Law.

(b) If the Joint Venture or a Participant incurs a withholding tax or other tax obligation with respect to the share of income allocable to any Participant, then Third Point, on behalf of the Joint Venture or of such Participant, shall (unless otherwise agreed by such Participant) withhold the appropriate portion of such Participant’s share of income, timely remit such amount to the applicable taxing authority and cause the amount of such obligation to be debited against the Capital Account of such Participant as of the close of the Fiscal Period during which such obligation was paid. If the amount of such taxes is greater than such Capital Account balance, then such Participant and any successor to such Participant’s Interest must, in connection with this Agreement, make a capital contribution in the amount of such excess. No one other than the Participant is obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Participant that may be eligible for such reduction or exemption but Third Point will provide any assistance reasonably requested by a Participant, at such Participant’s cost, in connection with establishing any such reduction or exemption.

(c) Except as otherwise provided for in this Agreement, any expenditures payable by or on behalf of the Joint Venture, to the extent determined by Third Point to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Participants, are to be charged to only those Participants on whose behalf such payments are made or whose particular circumstances gave rise to such payments. Such charges are debited from the Capital Accounts of such Participants as of the close of the Fiscal Period during which any such items were accrued or paid.

Section 3.7 Reserves; Adjustments for Certain Future Events

(a) Appropriate reserves may be created, accrued and charged against the Net Assets and proportionately against the Capital Accounts of the Participants for contingent liabilities associated with the Joint Venture, including, without limitation, for accrued Performance Allocation amounts, such reserves to be in the amounts that Third Point deems necessary or appropriate in accordance with U.S. GAAP. Third Point may increase or reduce any such reserve from time to time by such amounts as Third Point deems necessary or appropriate in accordance with U.S. GAAP. At the reasonable discretion of Third Point, the amount of any such reserve, or any increase or decrease therein, may be charged or credited, as appropriate, to the Capital Accounts of those parties who are Participants at the time when such reserve is created, increased, or decreased, as the case may be, or alternatively may be charged or credited to those parties who were Participants at the time of the act or omission giving rise to the contingent liability for which the reserve was established.

(b) If Third Point in its reasonable discretion determines that it is equitable to treat an amount to be paid or received as being applicable to one or more prior periods, then such amount may be proportionately charged or credited, as appropriate, to those parties who were Participants during such prior period or periods. If any amount is to be charged or credited to a party who is no longer a Participant, such amount must be paid by (in the case of a charge) or to (in the case of a credit) such party, as the case may be, in cash. In the case of a charge, the former Participant is obligated to pay the amount of the charge, or if another Participant has already paid the charge, to reimburse such other Participant promptly on demand; provided that (i) in no event is a former Participant obligated to make a payment exceeding the amount of its Capital Account at the time to which the charge relates, and (ii) no such demand may be made if the applicable limitation period under applicable Law, if any, has expired. To the extent Third Point or the Participants fail to collect, in full, any amount required to be charged to such former Participant pursuant to paragraph (a) or (b) of this Section 3.7, whether due to the expiration of the applicable limitation period, if any, or for any other reason whatsoever, the deficiency may be charged proportionately to the Capital Accounts of the current Participants.

Section 3.8 Performance Allocation

(a) The Performance Allocation shall be debited against the Capital Account of each Participant (other than TP GP) and credited to the Capital Account of TP GP as of the last day of each Fiscal Year. If a Participant withdraws all or a portion of its Capital Account other than at the end of a Fiscal Year, the Performance Allocation accrued and attributable to the portion withdrawn will be debited against such Participant’s Capital Account and credited to TP GP’s Capital Account at the time of withdrawal.

(b) TP GP, in its sole discretion, may waive or reduce the Performance Allocation. TP GP and Third Point may elect, prior to the commencement of each Fiscal Year, to restructure the Performance Allocation as a performance fee to Third Point with the same terms as the Performance Allocation.

Section 3.9 Allocations for Income Tax Purposes

(a) Except as otherwise required by Code Section 704(c), items of income, gain, deduction, loss, or credit that are recognized for income tax purposes in each Fiscal Year shall be allocated among the Participants, in such manner as to reflect equitably amounts credited to or debited against each Participant’s Capital Account, whether in such Fiscal Year or in prior Fiscal Years. To this end, Third Point shall establish and maintain records that show the extent to which the Capital Account of each Participant, as of the last day of each Fiscal Year, consists of amounts that have not been reflected in the taxable income of such Participant. To the extent deemed by Third Point, in its reasonable discretion, to be feasible and equitable, taxable income and gains in each Fiscal Year shall be allocated among the Participants who have enjoyed the related credits to their Capital Accounts, and items of deduction, loss and credit in each Fiscal Year shall be allocated among the Participants who have borne the burden of the related debits to their Capital Accounts. In the case of any Participant withdrawing all or a portion of its interest in the Joint Venture pursuant to Section 6.2, Third Point may specially allocate such items to such Participant so that the aggregate amount of the excess, if any, of:

(i)	the Net Profit over the Net Loss then or theretofore allocated to such Participant equals the aggregate amount of items of income and gain over loss and deduction then or theretofore allocated to such Participant, or

(ii)	the Net Loss over the Net Profit then or theretofore allocated to such Participant equals the aggregate amount of items of loss and deduction over income and gain then or theretofore allocated to such Participant, in each case, with respect to such withdrawn Interest.

(b) To the extent an adjustment to the adjusted tax basis of any Asset or any Capital Account pursuant to Code Section 734(b) is required under Regulations Sections 1.704-1(b)(2)(iv)(m)(4) and (5) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Participants in the same manner that the gain or loss displaced by such basis adjustment would have been allocated had the assets in question been sold.

(c) Certain Actions. Notwithstanding any other provision of this Agreement, (i) each Participant shall, and shall cause each of its Affiliates and transferees to, take any action requested by Third Point, and Third Point may take any reasonable action, to ensure that the fair market value of any interest in the Joint Venture that is transferred in connection with the performance of services is treated for U.S. federal income tax purposes as being equal to the “liquidation value” (within the meaning of Prop. Treas. Reg. section 1.83-3(l)) of that interest (and that each such interest in the Joint Venture is afforded pass-through treatment for all applicable U.S. federal, state or local income tax purposes) and (ii) without limiting the generality of the foregoing, to the extent required in order to attain or ensure such treatment under any applicable Law, Treasury Regulation, Revenue Procedure, Revenue Ruling, Notice or other guidance governing partnership interests transferred in connection with the performance of services, such action may include authorizing and directing the Joint Venture or Third Point to make any election, agreeing to any condition imposed on such Participant, its Affiliates or its transferees, executing any amendment to this Agreement or other agreements, executing any new agreement, making any tax election or tax filing, and agreeing not to take any contrary position.

Section 3.10 Qualified Income Offset

In the event any Participant receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of income and gain will be specially allocated to each such Participant in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit balance in the Capital Account of such Participant as quickly as possible, provided that an allocation pursuant to this Section 3.10 may be made only if and to the extent that such Participant would have a deficit balance in its Capital Account after all other allocations provided for in this Article III have been tentatively made as if this Section 3.10 were not in the Agreement. This Section 3.10 is intended to constitute a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii), and must be interpreted consistently therewith.

Section 3.11 Gross Income Allocation

In the event any Participant has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Participant is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Participant is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Participant will be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.11 may be made only if and to the extent that such Participant would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article III have been made as if Section 3.10 hereof and this Section 3.11 were not in the Agreement.

Section 3.12 Individual Participants’ Tax Treatment

(a) Except with regard to the treatment of the Joint Venture as a partnership for U.S. tax purposes and the treatment of the Performance Allocation as a partnership profits interest for U.S. tax purposes as contemplated by this Agreement (“Tax Treatment”), each Participant agrees not to treat, on any income tax return or in any claim for a refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item pursuant to the terms of this Agreement unless otherwise required by a Final Determination after such Participant uses its commercially reasonable efforts to uphold the treatment of the item in a manner consistent with the terms of this Agreement.

(b) Notwithstanding the foregoing, the parties shall not take any position inconsistent with the Tax Treatment. If a claim, action or proceeding (a “Tax Proceeding”) is brought by the Internal Revenue Service or other taxing authority against a Participant or the Joint Venture challenging the Tax Treatment, such Participant shall provide prompt written notice to Third Point of such Tax Proceeding and Third Point shall be entitled to assume the defense of, and control all matters with regard to, such Tax Proceeding as it relates to the Tax Treatment. Third Point shall use reasonable efforts to keep such Participant apprised of the status of such Tax Proceeding. No Participant may settle a Tax Proceeding inconsistent with the Tax Treatment contemplated by this Agreement unless Third Point fails to assume or maintain the defense of the Tax Proceeding as contemplated by this Section 3.12(b), or Third Point provides express prior written consent. In the event Third Point exercises its right to assume control of the defense, the Participant being indemnified shall reasonably cooperate with Third Point in such defense and make available to Third Point witnesses, pertinent records, materials and information in its possession or under its control relating thereto as are reasonably requested by Third Point.

Section 3.13 Distributions

(a) Subject to Section 6.2, the amount, form and timing of any distributions pursuant to this Agreement are determined by Third Point.

(b) Notwithstanding any provision to the contrary contained in this Agreement, Third Point may not make a distribution to any Participant on account of such Participant’s Interest if such distribution would violate any applicable Law.

Article IV

Management

Section 4.1 Duties and Powers of the Participants

(a) Subject to Section 4.1(i) below, Third Point shall be empowered subject to Section 6.2(b) (i) to formulate the overall trading and investment strategy of the Joint Venture (including related borrowing and other activities associated therewith in order to implement such strategy) and (ii) to exercise full discretion in the management of the trading and investment transactions and related activities contemplated by this Agreement in order to implement such strategy.

(b) Subject to Section 4.1(e) and Section 4.1(i), in furtherance of the foregoing, the Participants hereby designate and appoint Third Point as agent and attorney-in-fact for purposes of this Agreement, with full power and authority and without the need for further approval of any Participant (except as may be required by applicable Law) to have subject to Section 6.2(b) the sole and exclusive power on behalf of the Participants to (i) effect any and all transactions in equity and debt securities (including derivatives thereon), currencies and commodities (and options, futures, derivatives, swaps, and forward contracts thereon), trade and other claims, arbitrages, loans, break-ups, consolidations, reorganizations and similar securities of non-United States issuers, and everything connected therewith in the broadest sense (“Securities”); (ii) determine all matters relating to the manner, method and timing of investment transactions and to engage consultants and analysts in connection therewith; (iii) select “Brokers” (including prime brokers), custodians, dealers, banks and other intermediaries by or through whom such investment transactions will be executed or carried out, provided that Third Point will provide a list of relevant Brokers used in the most recent calendar quarter to the Investment Committee upon request for review on a quarterly basis; (iv) make short sales; (v) purchase or write options (including uncovered options); (vi) trade on margin; (vii) draw funds and direct banks, brokers or other custodians to effect deliveries of funds or assets, but only in the course of effecting investment transactions for the account of the Joint Venture and its Participants; (viii) exercise all voting and other powers and privileges attributable to any Securities or other property held for the account of the Joint Venture and its Participants hereunder; and (ix) make, execute, deliver and perform all such documents, contracts, agreements and other undertakings and to take all such other actions as Third Point considers necessary or appropriate to carry out the objectives described in this Section 4.1(b), including making all federal securities filings relating to any of the investment activities set forth in this Section 4.1(b) and/or opening brokerage (including prime brokerage) accounts and any other required documentation including, without limitation, swaps, securities, lending arrangements and similar agreements on behalf of the Joint Venture and its Participants provided, however, that if, following a Qualified IPO, a contract, agreement or other undertaking is or is to be made by Third Point on behalf of TP Re that could reasonably be expected to require disclosure on a Form 8-K pursuant to Section 13 or 15(d) of the United States Securities Exchange Act of 1934, as amended, or other applicable Law, Third Point shall promptly notify TP Re and cooperate with TP Re to allow a timely and proper disclosure to be made.

(c) Third Point may not, without the prior written consent of TP Re delegate or subcontract any of the foregoing to any other Person or entity; provided that Third Point may effectuate any of the foregoing (i) with the prior consent of TP Re (which consent may not be unreasonably withheld), through one or more corporations, partnerships, limited liability companies or other entities formed on behalf of the Joint Venture or (ii) without the prior written consent of any Party (including TP Re), through TP Loan with respect to loans, trade or other claims, participations, and (to the extent such investments are permitted in accordance with other provisions of this Agreement) illiquid investments traditionally considered “venture capital” or private equity investments, or as otherwise agreed upon by the board thereof only, consistent with the use of TP Loan by the Third Point Funds and other Managed Accounts (provided that nothing in this sub-clause (ii) shall be deemed to permit Third Point to delegate management of TP Loan or its assets to a third party manager).

(d) For the avoidance of doubt, Third Point shall not have or take, or direct any person other than a Broker to have or take, custody and/or physical control of the Assets, including, without limitation, any physically certificated securities, other than certificates of restricted securities from time to time on behalf of the Joint Venture. Other than as described in this Section 4.1(d), Third Point shall have no authority hereunder to take or have possession of any Assets or to direct the delivery of any Securities or the payment of any Joint Venture funds to itself. Notwithstanding the foregoing, Third Point acknowledges that it will comply in all material respects with the custody rule under the U.S. Investment Advisers Act of 1940, as amended. Nothing herein shall affect the ability of Third Point to cause the Third Point Share Payment to be paid to Third Point out of the Assets as provided in this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, Third Point shall use commercially reasonable efforts to avoid engaging in any activity or taking any action that would cause TP Re to be treated as engaged in a U.S. trade or business for

U.S. federal income tax purposes, including investing in any asset that (i) does not qualify for the trading safe harbor provided in Section 864(b)(2) of the Code and the Treasury Regulations promulgated thereunder, or (ii) would be considered a United States real property interest for purposes of Section 897 of the Code. The foregoing shall not prohibit the investment by the Joint Venture in an entity treated as a corporation for U.S. federal income tax purposes that in turn invests in assets described in the foregoing clauses (i) and (ii).

(f) During the term of this Agreement, subject to Section 6.2(b), none of TP Re or any other Participant shall engage a person or entity, other than Third Point or, with the prior written consent of Third Point, a Third Point Affiliate, to act as its investment advisor or in a similar capacity. In furtherance of the foregoing and also subject to Section 6.2(b), during the term of this Agreement, TP Re (and any other Participant (other than TP GP)) will, on the first Business Day following the end of each calendar month make such additional capital contributions to the Joint Venture as may be required so that, after accounting for such contribution, TP Re (or such other Participant, as applicable) will have the maximum percentage as may be prudent under the circumstances (as determined by the Board, in the case of TP Re) but in no event less than ninety five (95) percent of its investable assets contributed to the Joint Venture. In addition, without affecting the generality of Section 3.1(b), TP Re (and any such other Participant) may elect to make additional capital contributions to the Joint Venture on the first Business Day following any Intra-Month Valuation Date with the purpose of causing TP Re (or such other Participant, as applicable) to have the maximum investment exposure as may be prudent under the circumstances (as determined by the Board, in the case of TP Re).

(g) Holdco acknowledges and agrees that: (i) to the extent it establishes subsidiaries other than TP Re that hold or may hold investable assets, it will cause any such relevant subsidiary to become a Participant hereunder and to become, among other things, subject to the requirements of Section 4.1(f) and (ii) to the extent Holdco directly holds investable assets (other than in nominal amounts required to fund its operating expenses), Holdco will become a Participant hereunder and shall, among other things, be subject to the requirements of Section 4.1(f).

(h) TP GP shall be the tax matters partner for purposes of this Agreement and Section 6231(a)(7) of the Code. The tax matters partner has the exclusive authority and discretion to make any elections required or permitted to be made by the Joint Venture under any provisions of the Code or any other applicable Laws.

(i) Notwithstanding any provision of this Agreement to the contrary, Third Point hereby agrees to follow the investment guidelines of TP Re attached hereto as Exhibit A (the “Guidelines”). Third Point shall not effect any investment transactions for the accounts of TP Re that are inconsistent with the Guidelines.

Section 4.2 Expenses

(a) Subject to Section 4.2(b), all reasonable out-of-pocket expenses incurred in connection with the following shall be paid or reimbursed by the Joint Venture:

(i)	trade support services including, but not limited to, pre- and post-trade support software and related support services;

(ii)	research (including but not limited to publications, periodicals, data base services and data processing that are directly related to research activities on behalf of the Joint Venture);

(iii)	risk analysis and risk reporting by third parties and risk-related and consulting services;

(iv)	brokerage commissions and services;

(v)	legal fees incurred related to Joint Venture investments or proposed investments and the ongoing existence of the Joint Venture, including legal costs and expenses of Covered Persons that may be payable by the Joint Venture pursuant to any indemnification obligations of the Joint Venture;

(vi)	third party legal and compliance fees and expenses allocated to the Joint Venture to the extent such services are for the organizational, operational, investment or trading activities of the Joint Venture;

(vii)	insurance (other than fire and theft insurance);

(viii)	Joint Venture accounting, auditing and tax preparation;

(ix)	interest costs and taxes;

(x)	administrator, custodian and transfer agency services;

(xi)	services of third parties that provide specialized data and/or analysis as to specific sectors or asset classes in which the Joint Venture has made or intends to make an investment; and

(xii)	proxy solicitation contests and the preparation of any letters with respect to plans and proposals regarding the management, ownership and capital structure of any portfolio company (and related Hart-Scott-Rodino filings) by Third Point (including regulatory filings of such letters) in connection with the Joint Venture’s investments (together, the “Expenses”);

provided that, unless otherwise approved in writing by the Investment Committee of TP Re, to the extent the aggregate amount of the Expenses payable by the Joint Venture for any Fiscal Year (which Expenses exclude, for the avoidance of doubt, any use of “soft dollars” pursuant to Section 4.2(c) and any indemnification payments made pursuant to Article V) exceed the product of (a) 0.0125 and (b) the average Net Assets (calculated as the average of the Net Assets determined as of each calendar month end) for such Fiscal Year, then Third Point will reimburse the amount of such excess. Expenses will be borne pro rata by the Participants in accordance with the balances in their respective Capital Accounts, except as provided elsewhere in this Agreement, including Sections 3.4, 3.5, 3.6 and 3.9.

(b) If Third Point shall incur any of the Expenses for the account or benefit of, or in connection with its activities or those of its Affiliates on behalf of, both the Joint Venture and any Managed Account, Third Point will allocate such Expense among the Joint Venture and each such Managed Account on a pro rata basis in proportion to their relative net asset value; provided that all expenses specifically related to a particular investment will be allocated among the Joint Venture and each such Managed Account on a pro rata basis in proportion to the size of the investment made or proposed to be made by each of the Joint Venture and each such Managed Account in the activity or entity to which the Expense relates.

(c) In selecting brokers or dealers to execute transactions, Third Point expects to use “soft dollars”. Third Point need not solicit competitive bids and does not have an obligation to seek the lowest available brokerage commissions, mark-ups or other compensation (collectively, “Commissions”); provided that, for the avoidance of doubt, allocation of Commissions among the Joint Venture and any Managed Account for which corresponding brokerage trades are being conducted by Third Point shall be made on a pro rata basis in accordance with Section 4.2(b). The Parties acknowledge that it is not Third Point’s practice to negotiate “execution only” Commissions; thus, the Joint Venture may be deemed to be paying for research and other services provided by the broker or brokers which are included in the Commissions. Third Point acknowledges that research and related services furnished by brokers will be limited to services that constitute research and brokerage services within the meaning of Section 28(e) of the U.S. Securities Exchange Act of 1934, as amended. Accordingly, research and related services may include, but are not limited to, written information and analyses concerning specific securities, companies or sectors; market, financial and economic studies and forecasts, as well as discussions with research personnel; financial or industry publications; statistical and pricing services, along with hardware, software, data bases and other technical, technological and telecommunication services, lines and equipment utilized in the investment management process, including any updates, upgrades, modifications, maintenance, repairs, replacements, modernizations or improvements thereof. With respect to brokerage and research services obtained by the use of

Commissions that also assist Third Point in performing other functions that do not provide it with lawful and appropriate assistance in making investment decisions (such as accounting, recordkeeping and administrative services), Third Point will make a reasonable allocation of the cost of such service according to its use and use Commissions to pay only for the eligible component that falls under the Section 28(e) safe harbor. Use of “soft dollars” by Third Point as described herein shall not constitute a breach by it of any fiduciary or other duty which Third Point may be deemed to owe to any other Participant or any Affiliate thereof.

(d) The Joint Venture does not have its own separate employees or office, and no Participant is entitled to reimbursement for salaries, office rent and other general overhead costs of such Participant in connection with this Agreement.

Section 4.3 Other Activities of Participants. It is expressly understood and agreed as follows:

(a) Third Point is not required to devote its full time to its duties under this Agreement, but must devote such amount of its time to such duties as is commercially reasonable and, in any event, such amount of time as is necessary and appropriate to conduct the affairs contemplated by this Agreement in good faith.

(b) Third Point and its owners, members, officers and principals may become involved in other business ventures. Third Point and/or its Affiliates also serve as the investment manager of Managed Accounts which may have substantially the same investment programs as the Joint Venture. In addition, Third Point may determine to forego an investment on behalf of the Joint Venture, but permit employees of Third Point to invest, or offer co-investment opportunities to its employees, its Affiliates, one or more Participants or third parties in either case if it determines in good faith that the amount available for the investment is greater than what Third Point reasonably believes is appropriate for investment by the Joint Venture. The Joint Venture will have no interest in the foregoing activities.

(c) In executing securities transactions, Third Point may combine orders of the Joint Venture and Managed Accounts, which may at times reduce the number of securities available for purchase by the Joint Venture. Third Point will seek to allocate investment opportunities among the Joint Venture and the Managed Accounts in a fair and equitable manner taking into account each clients’ best interests and investment objectives and restrictions. Third Point has adopted procedures to help ensure that allocations do not reflect a practice of favoring or discriminating against any client or group of clients. Account performance shall not be a factor in trade allocations. Subject to the last sentence of this paragraph (c), Third Point will manage the Joint Venture on a parallel pro rata basis with its Managed Accounts, employing primarily the same investment strategies, subject but not limited to each client’s varying stated investment objectives, including the amount of leverage used, investment restrictions and tax considerations. Consequently, when possible, client orders in the same security will be generally placed on an aggregated basis and allocated proportionately (taking into account leverage and such other factors described above) to each of the Joint Venture and the Managed Accounts participating therein. Third Point may, however, increase or decrease the amount of securities allocated to an account to avoid holding odd-lot shares for particular clients or, in the case of TP Re, with approval of the Investment Committee. In the case of aggregated orders, if all such orders are not filled at the same price, the Joint Venture and each Managed Account will participate at the average share price for all Third Point’s transactions in that security on a given day, and transaction costs will be shared pro-rata based on each of the Joint Venture’s and the Managed Accounts’ participation in the transaction. Third Point or its Affiliates may, in the future, advise other funds or separately managed accounts that do not participate with the Joint Venture on a pro rata basis.

(d) Monthly, and at times intra-month, as Third Point may deem necessary in its sole discretion, Third Point will execute rebalancing trades (based on monthly performance and cash inflows and outflows) to maintain to the extent practicable parity in the portfolio composition of the Joint Venture and the Managed Accounts, taking into account various factors including account leverage, investment restrictions and tax considerations. Third Point will exclude from any rebalancing private equity securities and other instruments that are not generally available in the market, as determined by Third Point in its reasonable discretion. In order to effect a rebalancing, Third Point will purchase or sell securities or other investments for the Joint Venture while at the same time Third Point is selling or purchasing the same investments for one or more of the Managed Accounts. Transactions between the Joint Venture and Managed Accounts shall be for cash consideration at (i) the current market price of the particular securities if effected on the open market or (ii) the close of business market price for the particular securities on the day of the transaction if not effected on the open market.

(e) Principal trades will be effected by Third Point in compliance with the Investment Advisers Act of 1940, as amended. Every principal trade shall require the prior written consent of the Disinterested Board Members. Prior to obtaining such consent, Third Point shall provide the Disinterested Board Members with information providing: (i) the rationale for the principal trade and why it believes it is in the best interest of the Joint Venture; (ii) its determination that the trade is consistent with Third Point’s duty to seek best execution; and (iii) that the valuation procedures described in this Agreement are followed in determining the appropriate price at which to effect the transaction.

(f) In the event it is determined in good faith by Third Point that it would be advantageous to establish arrangements under which particular investments are held by the Joint Venture or a Managed Account, while the economic benefits and risks of such investments are shared by the Joint Venture and the Managed Accounts, which arrangements may entail the creation of special purpose vehicles, derivative contracts and other mechanisms for sharing risk and reward, then Third Point will establish such arrangements only where there is no reasonable alternative, will seek to ensure that all such arrangements result in a fair and equitable sharing of risk and reward (taking into consideration any financing or other incremental costs) and will obtain Investment Committee approval for such arrangements on behalf of the Joint Venture.

(g) The Parties agree that the Investment Committee shall serve as the investment committee of the Joint Venture. The transaction of any business of the Investment Committee on behalf of the Joint Venture shall require the affirmative vote of a majority of the members thereof. Members of the Investment Committee may participate in a meeting of the Investment Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Members of the Investment Committee will not be acting in a fiduciary capacity with respect to the Joint Venture or any Participants in connection with the functions of the Investment Committee. The members of the Investment Committee will not receive any compensation or reimbursement from the Joint Venture for serving on the Investment Committee, but will receive reimbursement for the reasonable out-of-pocket travel-related expenses incurred in connection with the performance of their functions on the Investment Committee. The Joint Venture will bear any expenses related to the functions of the Investment Committee.

Section 4.4 Representations and Warranties of Third Point

Third Point represents and warrants to the Participants that:

(a) it is a limited liability company duly formed and validly existing under the laws of its jurisdiction of organization;

(b) it has full capacity and authority to act as described in this Agreement;

(c) it has duly and validly authorized, executed and delivered this Agreement, which is a valid and binding agreement of it enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity);

(d) it has all governmental and regulatory licenses, registrations, consents and approvals required by law as are necessary to perform its obligations under this Agreement and will not, by entering into this Agreement and performing its obligations hereunder, materially breach or cause to be materially breached, any applicable legal or contractual obligations, undertaking, agreement, contract, by-law or other organizational document, statute, rule or regulation of any court or any governmental body or administrative agency or self-regulatory authority having jurisdiction over it, or any order to which it is a party or by which it is bound except for any breaches that could not reasonably be expected to have a material adverse effect on its ability to perform its duties hereunder;

(e) its trading, and dealing of the Securities and other Assets shall be in accordance with the Guidelines and the terms of this Agreement, and shall comply in all material respects with all applicable laws, rules and regulations of the relevant market, self-regulatory organization, exchange or clearing house;

(f) it has delegated to its administrator procedures which comply with and shall ensure compliance with all relevant anti-money laundering, privacy and financial sanctions regulations applicable to it, including the U.S. Federal and State anti-money laundering and financial sanctions laws and regulations, and it will periodically perform checks in respect of executing brokers pursuant to its best execution policy in its compliance manual (as the same may be updated from time to time);

(g) it and its employees are subject to a written compliance manual;

(h) there are no pending or, to its knowledge, threatened or contemplated, actions, suits, proceedings or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange or arbitration panel to which Third Point or any of its principals or employees is a party or is subject, which might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of Third Point or which might reasonably be expected to materially impair Third Point’s ability to discharge its obligations hereunder except as otherwise disclosed;

(i) it has the staff and systems to fulfill its duties hereunder and the operating staff of Third Point shall devote and will continue to devote during the term of this Agreement, such time to the conduct of the business of Third Point as is reasonably necessary to provide services contemplated by this Agreement;

(j) it will promptly inform the Disinterested Board Members and Investment Committee of any new business ventures that could reasonably be expected to cause a significant conflict of interest between its duties and obligations pursuant to this Agreement and other commitments or business relationships in which it is involved; and

(k) if, during the term of this Agreement, Third Point discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of Third Point’s representations and warranties herein inaccurate or incomplete in any material respect, Third Point shall provide prompt notification to the Investment Committee and Disinterested Board Members of any such fact, omission, event or change of circumstance, and the facts related thereto, and it is agreed that the intentional failure to provide such notification during the term of this Agreement shall be cause for TP Re to terminate this Agreement upon ten days prior written notice.

Section 4.5 Duties; Discretion

(a) All transactions effected pursuant to this Agreement by Third Point shall be for the Participants’ accounts and risk. Third Point has not made and makes no guarantee whatsoever as to the success or profitability of Third Point’s trading methods and strategies, and each Participant acknowledges that it has received no such guarantee from Third Point or any Covered Person, and has not entered into this Agreement in consideration of or in reliance upon any such guarantee or similar representation from Third Point or any Covered Person.

(b) To the extent that, at law or in equity, a Covered Person has duties and liabilities relating thereto to the Joint Venture or to any Participant, to the fullest extent permitted by Law, such Covered Person acting under (and in a manner consistent with) this Agreement is not liable to the Joint Venture or to any Participant for its good faith reliance on the provisions of this Agreement; provided that any act or omission by such Covered Person in good faith reliance or otherwise on the provisions of this Agreement does not constitute Disabling Conduct on the part of such Covered Person.

(c) To the fullest extent permitted by Law, unless otherwise expressly provided for herein, (i) whenever a conflict of interest exists or arises between Third Point or any of its Affiliates, on the one hand, and the Joint Venture or any of the Participants on the other hand, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that Third Point must act in a manner which is, or provide terms which are, fair and reasonable, Third Point must resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles.

Article V

Indemnification; Exculpation

Section 5.1 Indemnification by the Participants. To the fullest extent permitted by Law, the Participants shall (pro-rata in proportion to each Participant’s Capital Account and, to the extent such Losses are attributable both to the assets, business and/or affairs of the Joint Venture and the assets, business and/or affairs of one or more Managed Accounts, pro-rata in proportion to the respective Capital Accounts of the Participants and the respective net asset values of such Managed Accounts) indemnify, defend, and hold harmless each Covered Person from and against, and shall reimburse each Covered Person for, any and all Losses directly or indirectly resulting from the performance of Third Point’s obligations under this Agreement; provided that such Covered Person will not be entitled to indemnification for any Losses to the extent such Losses arise out of such Covered Person’s fraud, gross negligence, willful misconduct, or a material breach of this Agreement, provided further that Third Point will not be entitled to indemnification under this Section 5.1 to the extent Third Point is required to provide an indemnity for such Losses pursuant to Section 5.2.

Section 5.2 Indemnification by Third Point. To the fullest extent permitted by Law, Third Point shall indemnify and hold harmless each of the Participants against any Losses which were caused by: (i) any misstatement or omission of material fact contained in a filing made by or on behalf of a Participant under the United States Securities and Exchange Act of 1934 or other federal law or other public disclosure or applicable Law in so far as such Losses arise out of or are based upon any written information provided by Third Point regarding the Participants or the Joint Venture expressly for use in such filing or other public disclosure, to the extent (and only to the extent) that such misstatement or omission of a material fact contained in such filing occurs in reliance upon and in conformity with the written information furnished by Third Point; (ii) Third Point’s fraud, gross negligence or willful misconduct in the performance of its obligations; (iii) breaches of the Guidelines by Third Point in connection with its duties under this Agreement which breaches are not cured within 15 days of the date on which Third Point receives a notice of such breach from a Participant; (iv) a material breach by Third Point of this Agreement (other than the Guidelines); or (v) violations of Law by Third Point.

Section 5.3 Advancement of Expenses. A party entitled to indemnification pursuant to Section 5.1 or Section 5.2 (an “Indemnitee”) shall notify the party subject to the indemnification obligation pursuant to Section 5.1 or Section 5.2 (the “Indemnifying Party”) in writing as soon as possible of: (i) all details of any claim made against it or any of the circumstances of which it may become aware and which may give rise to a Loss; (ii) the receipt of written notice from any Person with the intention to make a claim against it; (iii) its intention to seek indemnity under this Article V; and (iv) the amount requested for advances of Indemnified Expenses (a “Notice of Advances”). The Indemnifying Party will advance all reasonable Indemnified Expenses incurred by an Indemnitee in connection with any claim (but not for any claim initiated or brought voluntarily by such Indemnitee) in advance of the final disposition of such claim upon receipt of an undertaking by or on behalf of the Indemnitee to repay amounts so advanced if it shall be finally, judicially determined that such Indemnitee is not entitled to be indemnified by the Indemnifying Party as authorized by this Agreement.

Section 5.4 Exculpation. To the fullest extent permitted by applicable law, no Covered Person shall be liable to the Joint Venture or any Party for (i) any act or omission by such Covered Person in connection with the conduct of the business of the Joint Venture unless such act or omission constitutes Disabling Conduct on the part of such Covered Person or (ii) any action or omission by any Participant; provided such action or omission is not in connection with the Disabling Conduct of a Covered Person.

Article VI

Admissions and Withdrawals

Section 6.1 Admission of Participants

The Participants may by unanimous written consent, on the first day of any calendar month, or at such other times as the Participants may determine, admit any Person who executes this Agreement or any other writing evidencing the intent of such Person to become a Participant, provided that any such Participant executes a joinder to the Founders’ Agreement as a “Payor” thereunder in a form reasonably acceptable to TP Re.

Section 6.2 Withdrawal of Interests of Participants. The Interest of a Participant may not be withdrawn prior to termination of this Agreement except as provided in this Section 6.2.

(a) TP Re may withdraw all or a portion of its Capital Account balance from the Joint Venture, either as cash or in kind (or a combination of both), in each case as determined by the Investment Committee, and effective as of any calendar month end or on any Intra-Month Valuation Date, as may be determined by TP Re in its sole discretion:

(i) upon not less than three Business Days’ prior written notice to Third Point to the extent required to pay claims of cedants under TP Re’s reinsurance agreements but only to the extent other funds of TP Re are not available for such purpose; provided that a liquidity buffer of up to $2 million (or such other amount as may be mutually agreed between Third Point and TP Re) shall not be considered as funds otherwise available for such purpose;

(ii) upon not less than five Business Days’ prior written notice to Third Point to the extent required to pay for reasonable operating expenses as may be determined by the Investment Commitee but only to the extent other funds of TP Re are not available for such purpose;

(iii) upon not less than thirty days’ prior written notice to Third Point in connection with an Exit Transaction, such withdrawal to be effective and conditioned upon completion of (or, in the case of an Exit Transaction that is a liquidation or a winding down, upon approval and commencement of) the contemplated Exit Transaction;

(iv) upon not less than thirty days’ prior written notice to Third Point in the event (i) TP Re receives a notification from A.M. Best that such withdrawal is required to maintain TP Re’s financial strength rating of at least A-, or (ii) TP Re is required to diversify its assets pursuant to any law, order or regulation proposed or promulgated by any Governmental Authority (a “Diversification Requirement”), in each of case (i) and (ii), only to the extent the Disinterested Board Members deem it reasonable to maintain TP Re’s A- financial strength rating from A.M. Best or satisfy any Diversification Requirement, as the case may be; provided that, in the case of the occurrence of the event described in sub-clause (i) of this sentence, Third Point and TP Re acknowledge and agree that (a) each of Third Point and TP Re will cooperate in good faith to schedule one or more meetings with representatives of A.M. Best to discuss the reasoning and need, under all circumstances, for such withdrawal and to request that A.M. Best revoke or modify the requirements described in such notification to the extent practicable and consistent with the spirit of this Agreement and (b) if Third Point is capable of managing a portion of the Assets that would otherwise be withdrawn pursuant to such notification from A.M. Best and doing so would be consistent with the requirements imposed by A.M. Best, then Third Point shall have the option to match any lower fee structure that has been offered to TP Re for the management of such Assets, in which case such Assets shall continue to be managed by Third Point in a manner consistent with the requirements described in such notification from A.M. Best;

(v) at the sole discretion of a majority of the Disinterested Board Members, upon not less than 30 days’ prior written notice to Third Point in the event that the net investment performance of the Joint Venture has (a) (i) incurred a loss in two successive calendar years and (ii) underperformed the S&P 500 Index by at least 1,000 basis points (10 pts) for such two successive calendar years, taken as a whole, or (b) (i) incurred a cumulative loss of 10% or more during any 24 month period and (ii) underperformed the S&P 500 Index by at least 1,500 basis points (15 pts) for such 24 month period, provided that TP Re may only provide such written notice of withdrawal to Third Point within three months following the end of such second calendar year or 24 month period, as applicable, and provided further that, in the case of clause (b) of this Section 6.2(a)(v), no such withdrawal shall be permitted if, at the time of such withdrawal, neither of the Lead Investors holds a number of Common Shares equal to at least 10% of the number of Common Shares acquired by such Lead Investor on the date hereof;

(vi) at the sole discretion of a majority of the Disinterested Board Members, upon not less than five days’ prior written notice to Third Point following the occurrence of any Cause Event; or

(vii) at the sole discretion of (A) a majority of the Disinterested Board Members or (B) any single Lead Investor, following a Key Man Event upon not less than four months’ prior written notice, provided that TP Re shall have, prior to providing such withdrawal notice, granted Third Point a reasonable opportunity to make a presentation to the Board regarding its capabilities to continue to manage the Assets.

(b) In the event of a withdrawal by TP Re pursuant to Section 6.2(a)(v), (vi) or (vii) (and, subject to the limitations imposed in such sub-clause, Section 6.2(a)(iv)), then notwithstanding anything to the contrary in this Agreement (including Section 4.1(b) and Section 4.1(f)), TP Re will have the right to place such withdrawn Assets with any money manager (other than Third Point), as may be determined by TP Re in its sole discretion.

(c) Subject to Section 3.1(c), TP GP may withdraw any portion of its Capital Account balance from the Joint Venture, either as cash or in kind (or a combination of both) and effective as of any calendar month end or on any Intra-Month Valuation Date.

(d) The right of any Participant to withdraw or of any Participant to have distributed an amount from its Capital Account pursuant to the provisions of this Section 6.2 is subject to the provision by Third Point, on behalf of the Participants, for all of the Joint Venture’s liabilities and for reserves for contingencies provided for in Section 3.7.

(e) With respect to any amounts withdrawn, a withdrawing Participant does not share in the income, gains and losses resulting from the Joint Venture or have any other rights or obligations as a Participant after the effective date of its withdrawal except as provided in Section 3.7.

(f) In the event that a Participant shall have withdrawn from the Joint Venture in full pursuant to Section 6.2, (i) such Participant shall no longer be considered a Participant from and after the date of such complete withdrawal, and (ii) the provisions of this Agreement shall no longer apply to such Participant (except those provisions which by their terms apply to Participants following their withdrawal).

Section 6.3 Transfer of Interests by Participants. Each Participant agrees that it will not make or attempt to make a Transfer of all or any portion of its Interest without the prior written consent of Third Point and the other Participants, provided that each participant may Transfer all or any portion of its Interests to an Affiliate without the consent of any Party. In the event of a Transfer of any Participant’s Interest in violation of this Section 6.3, such Transfer shall be void ab initio and Third Point shall have the right to require the withdrawal of such Participant’s Interest.

Article VII

Termination and Liquidation

Section 7.1 Termination of this Agreement

(a) Subject to applicable Law, this Agreement will terminate and the affairs of the Joint Venture must be wound up upon the earliest of:

(i)	the end of the term of this Agreement, as determined pursuant to Section 2.3 hereof; and

(ii)	the date on which only one Participant remains (provided that if the remaining Participant is TP Re (or another Participant contemplated by Section 4.1(g)), TP Re (or such other Participant) will be required to enter into an investment management agreement on substantially the same economic and other terms as set forth in this Agreement with Third Point or a designee of Third Point).

(b) Except as provided in Section 7.1(a) or applicable Law, the dissolution, termination, liquidation, bankruptcy, reorganization, merger, sale of substantially all of the stock or assets of or other change in the ownership or nature of a Participant, the execution of a joinder agreement to this Agreement by a new Participant, the withdrawal of a Participant, or the transfer by a Participant of its Interests to a third party does not cause this Agreement to terminate.

Section 7.2 Liquidation of the Venture

(a) Upon termination of this Agreement pursuant to Section 7.1(a), Third Point shall promptly liquidate the Assets, except that if Third Point is unable to perform this function, a liquidator elected by Participants whose Percentages represent more than fifty percent (50%) of the aggregate Percentages of all Participants shall liquidate the Assets.

(b) Net Profit and Net Loss attributable to a Capital Account during the Fiscal Periods that include the period of liquidation shall be allocated pursuant to Article III. The proceeds from liquidation shall be divided in the following manner, subject to applicable Law:

(i)	the debts, liabilities and obligations of the Joint Venture, other than debts to the Participants as Participants, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Assets to the Participants has been completed, shall be first satisfied (whether by payment or the making of reasonable provision for payment thereof);

(ii)	such debts as are owing to the Participants as Participants shall be next paid; and

(iii)	the Participants shall be next paid liquidating distributions (in cash, securities, or other assets, whether or not readily marketable) pro rata in accordance with, and up to the positive balances of their respective Capital Accounts, as adjusted pursuant to Article III to reflect allocations for the Fiscal Period ending on the date of the distributions under this Section 7.2(b)(iii).

(c) Notwithstanding anything in this Section 7.2 to the contrary and subject to the priorities set forth in applicable Law, Third Point, the liquidator or the trustee, as the case may be, may upon the receipt of the consent of the Disinterested Board Members, distribute ratably in-kind rather than in cash, upon termination, any Net Assets, provided, however, that if any in-kind distribution is to be made, (i) the assets distributed in-kind must be valued pursuant to Section 8.2 as of the actual date of their distribution, and charged as so valued and distributed against amounts to be paid under Section 7.2(b) above and (ii) any gain or loss (as computed for book purposes) attributable to property distributed in-kind must be included in the Net Profit or Net Loss attributable to the Capital Account for the Fiscal Period ending on the date of such distribution.

Article VIII

Accounting and Valuations; Books and Records; Board Meetings

Section 8.1 Accounting and Reports

(a) Third Point may adopt, on behalf of the Joint Venture, for tax accounting purposes any accounting method that Third Point decides in its reasonable discretion is in the best interests of the Joint Venture and that is permissible for U.S. federal income tax purposes and that does not prejudice any other Participant. Third Point will promptly notify each Participant in writing of any change.

(b) Third Point shall arrange for the preparation and delivery to each Participant of the following:

(i)	promptly after each calendar month end, a statement of such Participant’s Capital Account valued as set forth in Section 8.2; and

(ii)	promptly after each quarter end, a balance sheet and income statement of the Joint Venture.

(c) As soon as practicable after the end of each taxable year but in no event later than April 15, Third Point shall furnish each Participant such information as may be required to enable each Participant properly to report for United States federal, state and local income tax purposes, as applicable, its distributive share of each Participant’s item of income, gain, loss, deduction or credit for such year.

(d) Third Point shall arrange for the preparation and delivery to each Participant of a statement setting forth the computation of (i) the Third Point Share Payment and the Founders Payments within 10 Business Days following the beginning of each month and (ii) Performance Allocation within 30 days after the close of each Fiscal Year.

(e) Third Point shall provide a draft of any tax return required to be filed by the Joint Venture (together with schedules, statement or attachments thereto) to TP Re no later than ten (10) Business Days prior to the due date (including extensions) of such tax return for their review and comment. Third Point shall consult with TP Re and in good faith consider any comments provided by TP Re within five (5) Business Days of their receipt of such tax returns.

(f) Third Point shall timely prepare and file on behalf of TP Re or the Joint Venture any filings under Section 13 or 16 of the Exchange Act with the U.S. Securities and Exchange Commission resulting from any investment made by the Joint Venture.

(g) Third Point will use commercially reasonable efforts to assist TP Re in any required internal control or compliance matters applicable to TP Re and related to this Agreement, including preparing any internal control reviews that are reasonably deemed necessary by TP Re. Third Point acknowledges that TP Re is subject to the regulatory and information requirements of the Bermuda Monetary Authority and A.M. Best. Furthermore, Third Point will use commercially reasonable efforts to give access to the Joint Venture’s books and records related to TP Re in case requested by the Bermuda Monetary Authority.

(h) Upon reasonable notice to Third Point, Third Point will use its commercially reasonable efforts to provide TP Re and TP Re’s auditors and regulators with such information as is customarily required in connection with the annual audit of TP Re’s accounts, tax compliance or compliance by TP Re with its regulatory obligations on a timely basis.

Section 8.2 Valuation of Assets and Interests

(a) Third Point shall value or have valued the Securities and other Assets as of the close of business on the last day of each month, the close of business on each Wednesday during a month (or if a particular Wednesday is not a Business Day, the immediately preceding Business Day) (each such Wednesday or immediately preceding Business Day, an “Intra-Month Valuation Date”) in cases where TP Re or another relevant Participant has notified Third Point that it intends to make a capital withdrawal in accordance with the provisions of this Agreement on such Intra-Month Valuation Date or a capital contribution in accordance with the provisions of this Agreement on the Business Day following such Intra-Month Valuation Date, at the end of each Fiscal Year and on any other date selected by Third Point, as the case may be. In addition, in good faith, Third Point shall value Securities that are being distributed in kind as of their date of distribution in accordance with this Section. In determining the value of the Assets, no value is placed on the goodwill, if any, created by this Agreement, or the office records, files, statistical data or any similar intangible assets relating to the Assets not normally reflected in the Joint Venture’s accounting records, but there must be taken into consideration any related items of income earned but not received, expenses incurred but not yet paid, liabilities fixed or contingent, prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities pursuant to agreements entered into on or prior to such valuation date. Valuation of Securities made pursuant to this Section 8.2 will be based on all relevant factors and is expected to comply generally with the following guidelines:

(i)	Securities listed on an exchange will be valued at the last price provided by the exchange on which it is listed. Listed securities with resale restrictions will be priced subject to specified discounts until the restriction lapses.

(ii)	Securities and other instruments (including, without limitation, bank loans, bonds, swaps, options, etc.) that are not listed on an exchange will be valued based on independent pricing service prices, price quotes from independent market makers, if one is available, or based on a direct or indirect reference instrument, or otherwise at its fair value.

(iii)	Asset-backed Securities will be priced by an independent pricing service or an independent market maker.

(iv)	The value of any shares held or sold short by the Joint Venture in an investment company shall be valued in accordance with the manner in which such shares are valued by such investment company; provided, however, that Third Point may make such adjustments in such valuation as it from time to time may consider appropriate.

(v)	Dividend income, less any withholding taxes of a non-U.S. country, from Securities shall be recorded on the ex-dividend date.

(b) The fair value of any assets not referred to in paragraph (a) or for which no market exists (or the valuation of any assets referred to in paragraph (a) in the event that Third Point determines that market prices or quotations as determined above do not fairly represent the value of particular assets) shall be determined by or at the direction of Third Point. Such fair valuation will include retaining a third party valuation firm, on a semi-annual basis for investments above 0.50% of Net Assets or (upon the request of the Investment Committee) if all such assets, each less than 0.50%, in the aggregate are equal to or exceed 5.00% of Net Assets, which shall be considered an Expense under Section 4.2.

(c) Except as otherwise reasonably determined by Third Point, investment and trading transactions shall be accounted for on the trade date. Accounts shall be maintained in U.S. dollars and except as otherwise determined by or at the direction of Third Point: (i) assets and liabilities denominated in currencies other than U.S. dollars shall be translated at the rates of exchange in effect at the close of the relevant valuation period (and exchange adjustments shall be recorded in the results of operations); and (ii) investment and trading transactions and income and expenses shall be translated at the rates of exchange in effect at the time of each transaction.

Section 8.3 Determinations by Third Point

(a) All matters concerning the determination and allocation among the Participants of the amounts to be determined and allocated pursuant to Sections 3.4 through 3.9 hereof, including any taxes thereon and accounting procedures applicable thereto, are and will be determined by Third Point in good faith acting reasonably unless specifically and expressly otherwise provided for by the provisions of this Agreement, and such determinations and allocations are final and binding on all the Participants.

(b) Third Point may make such adjustments to the computation of any of the memorandum accounts maintained pursuant to this Agreement or any component items comprising any of the foregoing as it considers reasonably appropriate to reflect the financial results of the Assets and the intended allocation thereof among the Participants in an accurate, fair and efficient manner.

Section 8.4 Books and Records

(a) Third Point shall arrange for the maintenance by the Administrator and shall cause to be kept books and records of the Joint Venture showing all assets and liabilities, receipts and disbursements, gains and losses, Participants’ Capital Accounts and all transactions entered into in connection with the Assets and this Agreement. The Administrator shall be delegated responsibility for maintaining such books and records, as well as responsibility for liaising with prime brokers to reconcile trades, providing a daily NAV, providing relevant reports and performing other customary administration duties.

(b) Third Point shall retain (or arrange for the retention), for a period of at least seven (7) years, copies of any documents generated or received by Third Point in the ordinary course of business pertaining to the Assets or to the compensation payable to Third Point, which shall include at the very least, documents required to be kept in accordance with the Law. Third Point shall afford to TP Re’s independent auditors reasonable access to such documents during customary business hours and shall permit TP Re’s auditors to make copies thereof or extracts therefrom at the expense of TP Re, as the case may be.

Section 8.5 Investment Committee Meeting

At the request of TP Re, but not less than weekly, and subject to reasonable prior notice, Third Point shall make one of Third Point’s representatives available to meet with the Investment Committee (in either case in person or telephonically) to report on the Joint Venture’s activities and discuss the Joint Venture’s portfolio and investment outlook.

Section 8.6 Most Favored Nation

If Third Point or any of its Affiliates, or any pooled investment vehicle managed by Third Point or any of its Affiliates either (a) has entered into a side letter or agreement prior to the execution date of this Agreement or (b) enters into a side letter or agreement at any time on or after the execution date of this Agreement, in each case with any existing or future investor in any such pooled investment vehicle or any Managed Account, whose aggregate investments in such pooled investment vehicles or Managed Account are equal to or less than the aggregate investments contemplated to be made by the Lead Investors in Holdco (each, a “Lesser Investor”), containing any terms relating to transparency rights, information rights, reporting rights or other similar rights (collectively, the “Information Rights”), that are more favorable to such Lesser Investor than the rights granted to each Lead Investor pursuant to the Transaction Documents, Third Point shall promptly disclose to TP Re in writing any such existing Information Rights afforded to any such Lesser Investor, and Third Point shall offer TP Re the right to elect, within thirty (30) days of TP Re’s receipt of such disclosure, delivery of such Information Rights to each Lead Investor, and a majority of the Disinterested Board Members shall have the right to cause TP Re to make such election.

Section 8.7 Information Access; Confidentiality.

(a) Third Point will provide the information set forth on Exhibit D to the Investment Committee and Disinterested Board Members with the frequency stated therein.

(b) In addition to the reporting above, upon the request of TP Re, Third Point will provide to the Investment Committee information as to the portfolio positions held by the Joint Venture promptly following any such request.

(c) Each Participant, any successor, transferee or assignee of such Participant, such Participant’s Representative, if any, and any agent of any such Person, who receives from Third Point or its agents, directly or indirectly, in connection with the performance by Third Point of its obligations under this Agreement, any documents or information that Third Point has not made generally available to the public, including, without limitation, any short investment positions held by the Joint Venture (which shall in all cases be deemed to be material non-public information) and/or any information that could reasonably be expected to be material non-public information (unless expressly informed by Third-Point that such information does not constitute material non-public information), acknowledges and agrees that it will (A) keep and maintain the confidentiality of such documents and information and not trade on the basis of such information and (B) not make available or disseminate such documents and information to any Person other than (i) to such Participant’s accountant, attorney, investment advisor, consultants, employees or agents (each, a “Representative”) on a need to know basis and such Persons will expressly agree to keep such documents and information confidential and not to trade on the basis thereof and (ii) as required by applicable Law, rule or regulation, a governmental or regulatory authority, a stock exchange or a court or administrative order concerning such Participant. Each Participant shall be liable for any breach of the provisions of this Section 8.7 by such Participant’s Representative.

(d) Each Participant acknowledges and agrees that such Participant may receive material non-public information in connection with the matters contemplated by this Agreement, and further that such Participant is aware that the United States securities laws impose restrictions on purchasing or selling debt or equity securities based such information.

Article IX

General Provisions

Section 9.1 Amendment of Agreement

This Agreement may be amended, in whole or in part, with the written consent of all of the Participants.

Section 9.2 Notices

Unless otherwise provided, all notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by facsimile, sent by electronic mail, or delivered personally by hand or by an internationally recognized overnight courier addressed to the party to be notified at the address, facsimile number or e-mail address indicated for such party set forth below, or at such other address, facsimile number or e-mail address as such party may designate by ten days advance written notice to the other parties hereto. All such notices shall be effective upon receipt. Unless otherwise provided in writing to the other parties, all notices shall be sent to the following addresses, facsimile numbers or e-mail addresses:

If to Third Point or TP GP:

c/o Third Point LLC

390 Park Avenue

New York, NY 10022

Email: JTargoff@thirdpoint.com and MHaas@thirdpoint.com

Attn: Josh Targoff and Mendy Haas

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attn: Nicholas F. Potter

If to TP Re or Holdco:

Chesney House

1st Floor

96 Pitts Bay Road

Pembroke HM 06

Bermuda

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Third Point LLC

390 Park Avenue

New York, NY 10022

Email: JTargoff@thirdpoint.com and MHaas@thirdpoint.com

Attn: Josh Targoff and Mendy Haas

Pine Brook LVR, L.P.

60 East 42nd Street, 50th Floor

New York, NY 10165

Attn: William Spiegel

Kelso & Company, L.P.

320 Park Avenue, 24th Floor

New York, NY 10022

Attn: James J. Connors, II

Section 9.3 Agreement Binding Upon Successors and Assigns

This Agreement shall be binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns as set forth in Section 6.3 hereof. Except as otherwise provided herein, no party shall have the right to assign this Agreement to any Person without the prior written consent of the other Parties, provided that Third Point may assign all or a portion of this Agreement to any of its Affiliates without the consent of any other party.

Section 9.4 Governing Law

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without regard to any principles of conflicts of law thereof that are not mandatorily applicable by law and would permit or require the application of the laws of another jurisdiction. The parties acknowledge that the Joint Venture is formed under the laws of the State of New York.

(b) Each party hereto submits to the jurisdiction of any state or federal court sitting in New York, New York in any action arising out of or relating to this Agreement and agrees that all claims in respect of any such action may be heard and determined in any such court. Each party hereto agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party hereto waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

Section 9.5 Third Party Beneficiaries. Except as provided in this Section 9.5, nothing in this Agreement shall confer any rights upon any Person or entity other than the parties and their respective heirs, successors and permitted assigns. Each Indemnitee and each Covered Person, in relation to Article V, is intended by the parties to be a third party beneficiary under this Agreement and, to the extent permitted by Law, each such Indemnitee has the right to enforce directly the terms of such respective Sections.

Section 9.6 Consents

Any and all consents, agreements or approvals provided for or permitted by this Agreement must be in writing and a signed copy thereof must be filed and kept with the books of each Participant.

Section 9.7 Miscellaneous

(a) The captions and titles preceding the text of each section hereof shall be disregarded in the construction of this Agreement.

(b) This Agreement may be executed in counterparts, each of which is deemed to be an original hereof.

(c) The Participants have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the Participants intend that this Agreement be construed as if drafted jointly by the Participants and that no presumption or burden of proof arise favoring or disfavoring any Participant by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law is deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including without limitation. The word “or” is not exclusive. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.

(d) The Participants intend that each representation, warranty, and covenant contained herein has independent significance. If any Participant has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such Participant has not breached does not detract from or mitigate the fact that such Participant is in breach of the first representation, warranty, or covenant.

(e) If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

(f) Each Party hereto hereby agrees that the other Parties would be damaged irreparably if any provision of this Agreement were not performed in accordance with the specific terms or were otherwise breached and each Party hereto agrees that any Party shall be entitled to seek equitable relief, including, without limitation, any injunction or injunctions, to prevent breaches or threatened breaches of this Agreement by the other parties or any of their representatives and to specifically enforce the terms and provisions of this Agreement.

Section 9.8 Entire Agreement

This Agreement and the Transaction Documents contain the entire understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings between the Parties hereto relating to the subject matter hereof and thereof, and each of the Parties hereto agrees that each and every such prior agreement is terminated and replaced in its entirety by the rights created by this Agreement and the Transaction Documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first-above written.

THIRD POINT REINSURANCE COMPANY LTD.

By:	/s/ John R. Berger
	Name:	John R. Berger
	Title:	Chief Executive Officer

[Signature Page to TP Re Third Point JV Agreement]

S-1

THIRD POINT REINSURANCE LTD.

By:	/s/ John R. Berger
	Name:	John R. Berger
	Title:	Chief Executive Officer

[Signature Page to TP Re Third Point JV Agreement]

S-2

THIRD POINT LLC

By:	/s/ Joshua L. Targoff
	Name:	Joshua L. Targoff
	Title:	Chief Operating Officer & General Counsel

[Signature Page to TP Re Third Point JV Agreement]

S-2

THIRD POINT ADVISORS LLC

By:	/s/ Joshua L. Targoff
	Name:	Joshua L. Targoff
	Title:	Chief Operating Officer & General Counsel

[Signature Page to TP Re Third Point JV Agreement]

S-2

Exhibit A

INVESTMENT GUIDELINES

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Initially, the portfolio for the Joint Venture will be built by acquiring equivalent positions held by the investment funds managed by Third Point LLC (Third Point Offshore, Third Point Ultra, Third Point Partners and Third Point Partners Qualified, collectively, the “Third Point Funds”), to the extent such positions are available in the open market. For the avoidance of doubt, the Joint Venture will not make an investment in a Third Point Fund (including, without limitation, unless consented to by the Investment Committee, in Third Point Offshore Limited traded on the London Stock Exchange).

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Thereafter, Third Point shall acquire and dispose of investments for the Joint Venture on a pari passu basis (given each fund’s targeted exposure levels) with the investment decisions made for the Third Point Funds, subject to the following provisions.

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In the event that there is a significant appropriate investment opportunity for the Joint Venture that does not, in the opinion of Third Point LLC, fit the liquidity profile for the hedge funds (any such investment a “Non-Parallel Investment”), Third Point shall have the ability to request that the Investment Committee approve any Non-Parallel Investment, and upon such approval, will have the authority to make such Non-Parallel Investment for the Joint Venture.

•	Third Point will be required to apply the following risk and leverage limits for the Assets:

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Composition of Investments: At least 60% of the investment portfolio will be held in debt or equity securities (including swaps) of publicly traded companies (or their subsidiaries) and governments of OECD (the Organization of Economic Co-operation and Development) high income countries, asset-backed securities, cash, cash equivalents and gold and other precious metals. Except with the prior written consent of the Investment Committee, none of the assets in the investment portfolio will be held in illiquid investments traditionally considered “venture capital” or private equity investments. In addition, no investments in third party managed funds or other investment vehicles will be made without the consent of the Investment Committee.

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Concentration of Investments: Other than cash, cash equivalents and United States government obligations, no single investment in the investment portfolio will constitute more than 15% of the portfolio.

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Liquidity: Assets will be invested in such fashion that TP Re has a reasonable expectation that it can meet any of its liabilities as they become due. TP Re will review with Third Point the liquidity of the portfolio on a periodic basis.

•	Net Exposure Limits: The investment portfolio may not employ greater than 1.5 times net exposure for more than 10 trading days in any 30-trading day period.

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Exhibit B

INITIAL CAPITAL CONTRIBUTIONS

As of December 22, 2011

Initial Capital Contributions

TP GP		$5,000,000

TP Re	$	[	]

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Exhibit C

POWER OF ATTORNEY

The undersigned, in connection with and subject to the terms and conditions of that certain Joint Venture and Investment Management Agreement (the “Agreement”), dated as of [                 ], 2011, by and among Third Point Reinsurance Company Ltd., a Bermuda Class 4 insurance company (“TP Re”), Third Point Reinsurance Limited, a Bermuda corporation and the direct parent of TP Re (“Holdco”), Third Point Advisors LLC, a Delaware limited liability company (“TP GP”), and Third Point LLC, a Delaware limited liability company (“Third Point” and together with TP Re, TP GP and Holdco, the “Parties”), hereby designates and appoints Third Point as agent and attorney-in-fact, with full power and authority and without the need for further approval of the undersigned (except as may be required by applicable law) to have the exclusive power on behalf of the undersigned to:

(i) effect any and all transactions, including short sales, in equity and debt securities (including derivatives thereon), currencies and commodities (and options, futures, derivatives, swaps, and forward contracts thereon), trade and other claims, arbitrages, loans, break-ups, consolidations, reorganizations and everything connected therewith in the broadest sense (collectively, “Securities”);

(ii) select brokers (including prime brokers), dealers, banks and other intermediaries by or through whom such investment transactions will be executed or carried out;

(iii) purchase or write options (including uncovered options);

(iv) trade on margin;

(v) draw funds and direct banks, brokers or other custodians to effect deliveries of funds or assets, but only in the course of effecting investment transactions for the account of the undersigned;

(vi) exercise all voting and other powers and privileges attributable to any Securities or other property held for the account of the Joint Venture and its participants, including the undersigned; and

(vii) make and execute all such documents and take all such other actions as Third Point considers necessary or appropriate to carry out its investment advisory duties under the Agreement, including opening brokerage (including prime brokerage) accounts and any other required documentation including, without limitation, swaps, Securities and similar agreements on behalf of the undersigned.

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The power of attorney granted hereby is a special power of attorney coupled with an interest and shall be irrevocable during the term of the Agreement to the fullest extent permitted by law.

Dated: [                 ], 2011

[Participant]

By:
Name:
Title:

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Exhibit D

REPORTING

A.	For the Joint Venture and certain Third Point Funds:

(i)	the performance and net asset value of the Joint Venture and the Third Point Funds over the past month;

(ii)	an analysis describing material differences in the relative performance of the Joint Venture and Third Point Offshore Fund Ltd. over the past month;

(iii)	the attribution of the performance to (a) the top 10 and bottom 10 performance driving positions and to (b) sub-strategies and overlay hedges as defined in the monthly report of the Joint Venture and Third Point Offshore Fund Ltd.;

(iv)	the total assets under management using the same strategy or a similar strategy as the Joint Venture, together with the total assets under management managed by Third Point (and its Affiliates) as of the beginning of each month;

(v)	on a monthly basis, risk and exposure information relative to the Joint Venture and Third Point Offshore Fund Ltd.

B.	For the Joint Venture:

(vii)	weekly estimated performance of the Joint Venture;

(viii)	the open positions of the Joint Venture as of the last Business Day of the month, such information being subject to the confidentiality duties set forth herein.

All information to be provided on a monthly basis shall be provided no later than 10 Business Days after month end. All information to be provided on a weekly basis shall be provided no later than 5 Business Days after the end of the week.

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